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PURCHASE AND SALE AGREEMENT
(Chelmsford, Massachusetts)


THIS PURCHASE AND SALE AGREEMENT ("Agreement"), dated as of the Execution Date (as defined in the final paragraph of this Agreement), is made and entered into by and between EMERITUS CORPORATION, a Washington corporation,or its permitted assignees ("Purchaser") and LM CHELMSFORD ASSISTED LIVING, LLC, a Massachusetts limited liability company ("Seller').

RECITALS

A. Seller is the owner of certain real property located in Chelmsford, Massachusetts upon which Meadow Lodge at Drum Hill, an 80-unit assisted living facility (the "Facility"), is located, as well as certain personal property associated with the Facility.

B. Purchaser currently operates the Facility pursuant to that certain Lease Agreement, dated as of July,1996, between Seller as Landlord and Purchaser as Tenant (the "Lease").

C. Purchaser is interested in purchasing the real property and personal property owned by Seller on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

AGREEMENT

1. PURCHASE AND SALE.

On the terms and conditions set forth herein, Seller shall sell to Purchaser and Purchaser shall purchase from Seller, the following:

(a) Real Property and Facility. The real property situated in the State of Massachusetts and consisting of approximately eight and one half (8.5 +/-) acres, which is more particularly described in Exhibit A attached hereto and all of the improvements; buildings, structures, fixtures, additions, enlargements, extensions, and modifications thereon, including, without limitation, the Facility (the "Real Property"), together, with all tenements, hereditaments, rights, privileges, interests, easements and appurtenances now or hereafter belonging or in any way pertaining to the Real Property or the Facility.

(b) Personal Property. All equipment, furniture, fxtures, inventory, appliances, tools, instruments, and other tangible personal property owned by Seller as of the date of this Agreement or acquired by Seller prior to the Closing Date and located on the Real Property and/or used in connection with the operation of the Facility (the "Personal Property").

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(c) Inventory. All inventories of every kind and nature whatsoever owned by
Seller as of the date of this Agreement or hereafter acquired, and relating to the Facility, except inventory sold or consumed in the ordinary course of business from and after the Execution Date (collectively, the "Inventory").

(d) Intangible Personal Property. All rights to the telephone numbers of the Facility, medical records, administrative records, manuals and other books and records relating to the operation of the Facility and located thereon (other than Seller's corporate or financial books and records), lien waivers, surety agreements, bonds, warranties, guaranties, utility use agreements, covenants, commitments, permits, approvals, and other intangible personal property of every kind and nature whatsoever owned by Seller as of the date of this Agreement or hereafter acquired, which can be legally transferred and which relate directly to the Facility, other than cash (on hand or in banks) and accounts, notes, interest, and other receivables arising from the operation of the Facility prior to the Closing Date (the "Intangible Personal Property").

Collectively, the Real Property, the Personal Property, the Inventory, and the Intangible Personal Property are sometimes referred to herein as the "Property."

2.   PURCHASE PRICE.

The purchase price ("Purchase Price") for the Property shall be an amount equal to the sum of (i) Seven Million Four Hundred Eighty-Six Thousand Nine Hundred Sixty and No/100 Dollars($7,486,960.00), plus (ii) an amount equal to the interest charged to Seller on Six Million Eight Hundred Sixty-One Thousand Nine Hundred Sixty and No/100 Dollars ($6,861,960.00) pursuant to that certain Promissory Note, dated as of November 19,1996, made by Seller in favor of MSCPF Assisted Living, Inc., for the period commencing on November 19,1998 and ending on the Closing Date (as that term is defined below), plus (iii) the amount due pursuant to that certain Promissory Note, dated as of January 15,1997, made by Seller in favor of Purchaser in the original principal amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) (the "LM/Emeritus Note"). The Purchase Price shall be payable as follows:

(a) Earnest Money Deposit.

  (i) Within three (3) business days after the Execution Date, Purchaser shall deposit Seventy-Five Thousand and No/100 Dollars ($75,000) (the "Initial Earnest Money"), in the form of a corporate check, with Chicago Title Insurance Company, 75- 101 Federal Street, Boston, Massachusetts 02110, Attn: Ms. Paula Hardy ("Escrow Agent"). The Initial Earnest Money shall be held in an interest bearing account for the benefit of Purchaser, and shall be applied, together with any interest accruing thereon, against the Purchase Price at Closing (as that term is defined below) or remitted to Purchaser or Seller in accordance with the provisions of Paragraphs 12 or 16, below.
  (ii) Within one (1) business day after Purchaser approves or is deemed to approve the results of its Due Diligence Review (as that term is defined below), Purchaser shall deposit an additional Seventy-five Thousand and No/100 Dollars

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($75,000) with the Escrow Agent (the "Additional Earnest Money"). Upon such deposit with Escrow Agent, the Additional Earnest Money shall be held in the same interest bearing account for the benefit of Purchaser, and shall be applied, together with any interest accruing thereon, against the Purchase Price at Closing or remitted to Purchaser or Seller in accordance with the provisions of Paragraphs 12 or 16, below.

(b) Balance of Purchase Price. If Closing occurs, the balance of the Purchase Price to be paid in cash shall be paid at the time of Closing in immediately available funds (including, without limitation, electronic wire transfer) delivered to Escrow Agent.

3.   CLOSING.

For the purposes of this Agreement, "Closing" shall mean the consummation of the purchase and sale transaction contemplated by this Agreement. Provided that the conditions to Closing set forth in Paragraphs 12 and 13 have been satisfied or waived in writing by the party for whom the condition exists, Closing shall occur on the date that is sixty (60) days following the date Purchaser approves or is deemed to approve the results of its Due Diligence Review (as that term is defined below) (the "Closing Date") at 10:00 a.m. (ET) at the offices of Escrow Agent or at such other time and place as may be mutually agreed upon by Seller and Purchaser; provided, however, Purchaser may extend the Closing Date by up to two (2) consecutive periods of thirty (30) days each (each an "Extension Period") by delivering notice of its election to extend the Closing Date by one or more Extension Periods to Seller, on or before the then-scheduled Closing Date, together with immediately available funds in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000) for each exercised Extension Period (each an "Extension Fee"). Each Extension Fee shall be nonrefundable (except if Closing does not occur due to Seller's failure, refusal, or inability to perform its obligations on the Closing Date in accordance with the terms of this Agreement, in which case any such Extension Fees paid by Purchaser shall be promptly refunded to Purchaser) and shall not be credited against the Purchase Price.

4.   CONVEYANCES.

At Closing, Seller shall convey fee simple title to the Real Property to Purchaser by quitclaim deed, and Seller shall convey all of Seller's right, title, and interest in and to the Personal Property, the Inventory, and the Intangible Personal Property by bill of sale and/or assignment of rights, all in form and substance acceptable to Purchaser. Title to the Property so conveyed shall be good, marketable, and free and clear of all liens or encumbrances other than those approved or deemed approved by Purchaser pursuant to Paragraph 12, below.

5.   CLOSING COSTS AND PRORATIONS.

(a) At Closing, Seller and Purchaser shall be responsible for the following costs and prorations:

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  (i) Recording and Transfer Taxes. Seller and Purchaser shall eachpay an amount equal to fifty percent (50%) of any state or county recording and transfer taxes due and payable as a result of the sale of the Property, provided that Seller alone shall pay any applicable transfer tax associated with that portion of the Purchase Price equal to the amount due under the LM/Emeritus Note.

  (ii) Attorney's Fees. Seller and Purchaser shall each pay their own attorneys fees and costs, if any, associated with the preparation, negotiation, execution, and closing of this Agreement.

  (iii) Escrow Fees. Seller and Purchaser shall each pay an amount equal to fifty percent (50%) of any escrow fees and other closing costs associated with the Closing.

  (iv) Real Property Taxes. Real property taxes and assessments with respect to the Real Property shall be prorated as of the Closing Date, with Seller responsible for any such taxes and assessments which relate to the period prior to the Closing Date, regardless of when payment therefor is due and with Purchaser responsible for any such taxes and assessments which relate to the period from and after the Closing Date.

  (v) Title Insurance and Survey. Purchaser shall pay the cost of the premium for the Title Policy (as that term is defined below), and the cost of obtaining the Updated Survey (as that term is defined below).

(b) In the event any prorations between the parties at the time of Closing are made on the basis of incomplete, incorrect, estimated or preliminary information then, as a matter which shall survive the Closing for a period of one hundred eighty (180) days after the Closing Date, the parties agree to re-adjust and re-apportion such costs following the Closing promptly upon receipt of complete, correct or final information, which is verified by both parties.

6.   POSSESSION.

At Closing, Purchaser shall be entitled to possession of the Real Property free and clear of all tenancies, liens and encumbrances other than: (i) residential lease or other occupancy agreements between Purchaser and the residents of the Facility, (ii) the Lease (provided, that as of Closing, Seller and Purchaser hereby acknowledge and agree that the Lease shall automatically be terminated); and (iii) those approved by Purchaser pursuant to Paragraph 12, below.

7.   REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller does hereby represent and warrant to Purchaser as follows:

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(a) Status. Seller is a limited liability company duly organized and validly existing under the laws of the State of Massachusetts and is in good standing thereunder.

(b) Authority. Seller has full power and authority to enter into this Agreement and to carry out the terms hereof and the consummation of the transaction provided for herein does not violate Seller's limited liability agreement or operating agreement nor any law, regulation, court order, mortgage, deed of trust, note, bond, indenture, agreement, license or other instrument or obligation to which Seller is a party or by which its assets may be bound or affected. This Agreement is valid, binding and enforceable against Seller in accordance with its terms, except as such enforceability may be affected by bankruptcy, receivership or creditors rights laws generally.

(c) Title. Seller has good fee simple and marketable title to the Real Property, which title as of the Closing Date, will be free and clear of all liens and encumbrances other than: (i) residential lease or other occupancy agreements between Purchaser and the residents of the Facility, (ii) the Lease (provided, that as of Closing, Seller and Purchaser hereby acknowledge and agree that the Lease shall automatically be terminated); and (iii) those approved by Purchaser pursuant to Paragraph 12, below.

(d) Taxes and Tax Returns. All tax returns and related filings of any kind required to be filed by Seller prior to the Closing Date with respect to its ownership of the Real Property have been properly completed and timely filed in material compliance with all applicable requirements and all taxes or other obligations which are due and payable by Seller have been, or as of the Closing Date, will be timely paid.

(e) Litigation. To the best of Seller's knowledge, and except as threatened by MSCPF Assisted Living, Inc., there is no litigation, investigation or other proceeding pending or threatened against or relating to Seller, its properties or business which is material to this Agreement, or which would prevent Seller from performing its obligations hereunder.

(f) Environmental Matters. Seller has not released into the environment, or discharged, placed or disposed of any such hazardous materials, substances or wastes or caused the same to be so released into the environment or discharged, placed or disposed of at, on or under the Real Property.

(g) Special Assessments. Seller has received no notice and has no knowledge of any pending special assessments to be made against the Real Property by any governmental authority.

(h) Tenancies. As of the date of this Agreement, none of the Real Property is under lease to any person, firm, or entity other than Purchaser and residents of the Facility pursuant to agreements with Purchaser, and no oral or written agreements have been entered into by Seller which commit to lease all or any portion of the Real Property subsequent to the date of this Agreement. To the best of Seller's knowledge, there is no adverse possession of all or any part of the Real Property.

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(i) Mechanic's Liens. There are no unpaid bills or claims in connection with any construction or other work performed on the Real Property by or on behalf of Seller nor shall there be any on the Closing Date. Seller shall satisfy any and all mechanic's or materialmen's liens filed against the Real Property, or any part thereof, on or prior to Closing with respect to any work performed or contracted for by or on behalf of Seller, and shall indemnify and hold harmless and protect Purchaser from any and all loss from any such liens.

(j) Zoning. The Real Property is located in an industrial district within the town limits of the Town of Chelmsford, Massachusetts ("Chelmsford"). While "assisted living facility" is neither a use permitted as of right nor a prohibited uses under the applicable Chelmsford zoning bylaw, the applicable Chelmsford zoning bylaw provides that a "use not listed" may be permitted by special permit from the Chelmsford Zoning Board of Appeals (the "ZBA"). The ZBA issued such a special permit on September 30, 1995. The Chelmsford Planning Board also issued a Certificate of Decision, dated January 12,1996, granting a Special Permit under each of Section 1420, Site Plan Review, Section 3113, Parking Lot Requirements, Section 4500, Major Business Complex, and Section 4800, Aquifer Protection District. The Certificate of Decision was modified on February 14,1996, to correct clerical errors. The Site Plan Approval was further modified by the Chelmsford Planning Board in a decision dated March 13,1997, which decision was amended to correct clerical errors on April 11,1997. Seller has not received any notice of, nor become aware of, any proposed change or modification regarding such zoning designation.

(k) Disclosure. No representation or warranty by Seller contained in this Agreement and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished by Seller to Purchaser pursuant hereto contains or will contain any untrue statement of a material fact, or intentionally omits or will omit to state any material fact which is necessary in order to make the statements contained herein or therein not misleading.

(l) Condition of Property. The parties acknowledge and agree that based upon Purchaser's current occupancy of and familiarity with the Property, Purchaser's due diligence relating to the Property, and Purchaser's experience and knowledge as to the market in which the Facility is located and as to investment in and operation of real estate in the nature of the Facility and commercial real estate in general, Purchaser shall purchase the Property on the Closing Date, if at all, in its AS IS, WHERE IS, AND WITH ALL FAULTS" condition, without any representation or warranty whatsoever, except as expressly set forth in this Agreement or in any other documents provided by Seller to Purchaser pursuant to this Agreement (e.g., the notice of delivery described in Exhibit B, hereto). The parties further agree that references to Seller's "knowledge" in this Agreement shall be deemed to mean the actual knowledge of Eric B. Sheffels and Thomas Real after review by either of them of Seller's existing files relating to the Property.

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8.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser does hereby represent and warrant to Seller as follows:

(a) Status. Purchaser is a corporation duly organized and validly existing under the laws of the State of Washington and is in good standing thereunder.

(b) Authority. Purchaser has full power and authority to execute and to deliver this Agreement and all related documents, and to carry out the transactions contemplated herein and the same do not result in a breach of the terms and conditions of nor constitute a default under or violation of Purchaser's Articles of incorporation or By-laws or any law, regulations, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound or affected. This Agreement is valid, binding and enforceable as against Purchaser in accordance with its terms, except as such enforceability may be affected by bankruptcy, receivership or creditors' rights laws generally.

(c) Litigation. There is no litigation, investigation or other proceeding pending or threatened against or relating to Purchaser, its properties or business which is material to this Agreement, or which would prevent Purchaser from performing its obligations hereunder.

(d) Disclosure. No representation or warranty by Purchaser contained in this Agreement and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished by Purchaser to Seller pursuant hereto contains or will contain any untrue statement of a material fact, or intentionally omits or will omit to state any material fact which is necessary in order to make the statements contained herein or therein not misleading.

(e) Environmental Matters. Purchaser has not released into the environment, or discharged, placed or disposed of any such hazardous materials, substances or wastes or caused the same to be so released into the environment or discharged, placed or disposed of at, on or under the Real Property.

(f) Mechanic's Liens. There are no unpaid bills or claims in connection with any construction or other work performed on the Real Property by or on behalf of Purchaser nor shall there be any on the Closing Date. Purchaser shall satisfy any and all mechanic's or materialmen's liens filed against the Real Property, or any part thereof, on or prior to Closing with respect to any work performed or contracted for by or on - behalf of Purchaser, and shall indemnify and hold harmless and protect Seller from any and all loss from any such liens.

9.   COVENANTS OF SELLER.

Seller does hereby covenant and agree as follows:

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(a) Pre-Closing. Seller shall, at Seller's sole cost and expense:

   (i) as soon as practicable, but in no event later than five (5) days following the Execution Date, provide to Purchaser: (a) legible copies, to the extent the same are in Seller's possession or reasonable control of (1) all permits, licenses, and other governmental approvals and entitlements relating to the use and/or development of the Real Property (other than those obtained by Purchaser as "tenant" under the Lease) and (2) all reports, studies and investigations performed at, or relating to, the Real Property, including, without limitation, all architectural drawings, plans and specifications, environmental reports, structural reports and geological reports, existing surveys of the Real Property, title reports and title policies, wetland reports, soils reports, engineering tests and reports prepared for the Real Property (collectively, the "Property Documents"); and (b) notice, in substantially the form and substance of Exhibit B attached hereto, that the Property Documents so provided, if any, constitute all of the Property Documents in Seller's possession or reasonable control.

   (ii) as soon as practicable, but in no event later than five (5) days following the Execution Date, provide to Purchaser, with a copy to Purchaser's counsel, a full and complete accounting of all cash, bank accounts, and other cash equivalents associated with Seller's ownership and operation of the Property (the "Accounting").

   (iii) as soon as practicable, but in no event later than the Closing Date, satisfy and discharge all liens against the Property, other than those approved by Purchaser pursuant to Paragraph 12, below.

   (iv) as soon as practicable, but in no event later than the Closing Date, complete, or otherwise resolve to Purchaser's satisfaction, and pay for, each and every outstanding construction issue or matter described on the attached Exhibit C, and deliver to Purchaser and Title Company appropriate lien waivers and releases with respect thereto.

   (v) file all tax returns, reports and flings required to be filed by Seller and timely pay all taxes or other obligations which are due and payable with respect to the Property.

   (vi) not take any action inconsistent with its obligations hereunder.

(b) Closing. On the Closing Date, Seller agrees to:

   (i) Execute and deliver to Purchaser the quitclaim deed and bill of sale and/or assignment of rights described in Paragraph 4 and such other instruments as shall be necessary to transfer the Property to Purchaser, including but not limited to an affdavit of Non-Foreign Status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended;

   (ii) Pay any Closing costs for which it is responsible under Paragraph 5;

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   (iii) Designate an individual, who is employed by an affliate of Seller, to be available to Purchaser to attempt to respond to Purchaser's questions about the Property arising after the Closing, or to review existing files regarding the Property to provide Purchaser with additional information about the Property.

(c) Post-Closing. After the Closing Date, Seller agrees that:

   (i) Seller will take such actions and properly execute and deliver to Purchaser such further instruments as may be reasonably necessary to evidence the transfer of the Property; and

   (ii) Seller will, at no expense to Seller, cooperate with Purchaser in any efforts which Purchaser may undertake to audit Seller's financial statements with respect to the Facility for the periods prior to the Closing if and to the extent such an audit is required for Purchaser's compliance with applicable security laws.

10.   COVENANTS OF PURCHASER.

Purchaser does hereby covenant and agree as follows:

(a) Pre-Closing. Between the date hereof and the Closing Date, Purchaser will not take any action inconsistent with its obligations hereunder.

(b) Closing. On the Closing Date, Purchaser agrees to:

  (i) deliver the balance of the Purchase Price due in cash at Closing together with its share of the Closing costs as herein provided; and

  (ii) deliver to Escrow Agent the LM/Emeritus Note, with instructions to Escrow Agent to mark the LM/Emeritus Note "cancelled and paid-in-full" and deliver such cancelled and LM/Emeritus Note to Seller if Closing otherwise occurs as required by this Agreement. The amount of the indebtedness paid by Purchaser on behalf of Seller pursuant to this Paragraph 10(b)(ii) shall be part of, and shall be credited against, the Purchase Price. Any income or other taxes associated with such payment and cancellation shall be the sole obligation of Seller.

11.   MUTUAL COVENANTS.

Seller and Purchaser mutually covenant and agree as follows:

(a) Fulfillment of Conditions. If any event should occur, either within or without the knowledge or control of either party, which would prevent fulfillment of the conditions to Closing provided for herein, to use his, its or their reasonable efforts to cure the same as expeditiously as possible;

(b) Third-Party Consents. To cooperate fully with each other in taking any actions which are or may be necessary to obtain the consent of any government

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instrumentality or any third party, including without limitation, the issuance of all necessary "Governmental Approvals" (as that term is defined below), and to otherwise accomplish the transaction contemplated by this Agreement; and

(c) Escrow Instructions. To execute and deliver written instructions to Escrow Agent if necessary or desirable to complete the purchase and sale of the Property.

12.   PURCHASER'S CONDITIONS TO CLOSING.

The obligation of Purchaser to acquire the Property shall be subject to the satisfaction by Seller or to the waiver by Purchaser of the following conditions:

(a) Seller's Representations and Warranties. Seller's representations and warranties set forth herein shall be true in all material respects at and as of the Closing Date as are those made as of the date thereof.

(b) Seller's Performance. Seller shall have performed all of its obligations hereunder which are required to be performed as of the Closing Date.

(c) Updated Title Commitment. As soon as possible after Purchaser's receipt of all of the Property Documents from Seller, as provided in Paragraph 9(a)(i), above, Purchaser, at Purchaser's sole cost and expense, shall cause Chicago Title Insurance Company, or such other title insurance company acceptable to Purchaser (the "Title Company") to issue a commitment for title insurance (including copies of all exception documents referenced in said commitment) in an amount equal to the Purchase Price, which commitment shall provide for the issuance of a final title policy as of the Closing Date, subject to no liens or encumbrances, other than those which may be approved by Purchaser (the "Title Commitment") as part of its Due Diligence Review (as that term is defined below); provided, however, that Purchaser shall not be entitled to object to any title encumbrance noted on Purchaser's current leasehold title policy with respect to the Real Property.

(d) Updated Survey. As soon as possible after Purchaser's receipt of all of the Property Documents from Seller, as provided in Paragraph 9(a)(i), above, Purchaser, at Purchaser's sole cost and-expense, shall cause a surveyor acceptable to Purchaser to provide an as-built survey of the Real Property (provided, however, Purchaser may, in Purchaser's sole discretion, cause any surveyor who had prepared any survey delivered to Purchaser to update any such survey) and Purchaser shall review such survey as part of its Due Diligence Review.

(e) Title Policy. The Title Company shall be irrevocably committed to issue to Purchaser, at Purchaser's sole cost and expense, an ALTA Extended Owner's Policy of Title Insurance for the Real Property (the "Title Policy"), effective as of the Closing Date, which Title Policy shall have a policy amount of not less than the amount of the Purchase Price and be in a form acceptable to, and include such endorsements, affirmative coverages, and other modifications required by, Purchaser and Purchaser's lender (including any REIT, as defined in Paragraph 20, below). Without limiting the

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generality of the foregoing, such Title Policy shall be subject to no exceptions other than those of the usual printed exceptions which are acceptable to Purchaser (the survey exception, parties in possession and mechanics lien exceptions being specifically unacceptable to Purchaser) and those exceptions to which Purchaser has approved as part of its Due Diligence Review.

(f) Due Diligence Review. Purchaser shall conduct, at its sole cost and expense an intensive due diligence review of the Property (the "Due Diligence Review"), which review shall include, but not be limited to: (i) reviewing and approving all Property Documents required to be provided to Purchaser by Seller; (ii) reviewing and approving the Accounting; (iii) reviewing and approving the Title Commitment; (iv) reviewing and approving the Updated Survey; and (v) conducting such engineering and soils studies, environmental assessments, utilities investigations, wetlands investigations, if applicable, and regulatory reviews, as Purchaser deems appropriate with respect to the Facility. With respect to any physical testing on the Real Property, Purchaser, to the extent practicable, shall restore the Real Property to its condition immediately prior to such physical testing, and shall indemnify Seller for any damage to persons or property caused by any such physical testing.

   (i) Within thirty (30) days following the date Purchaser receives the Property Documents, the notice described in Paragraph 9(a)(i), and the Accounting described in Paragraph 9(a)(ii) (the "Due Diligence Period"), Purchaser shall approve or disapprove the results of said Due Diligence Review. If Purchaser notifies Seller that it disapproves the results of its Due Diligence Review, this Agreement shall terminate and Escrow Agent shall immediately remit the Initial Earnest Money to Purchaser upon Purchaser's unilateral demand therefor, and upon such remission by Escrow Agent, the parties shall have no further rights or obligations under this Agreement (other than the indemnity obligations set forth in this Section 12(f)).

   (ii) If Purchaser notifies Seller that it approves the results of its Due Diligence Review or if Purchaser fails to notify Seller of Purchaser's approval or disapproval regarding the Due Diligence Review prior to the expiration of the Due Diligence Period (in which case Purchaser shall be conclusively deemed to have approved the results of such Due Diligence Review), Purchaser shall, within one (1) business day after the date of its approval notice to Seller or the date of its deemed approval, deliver the Additional Earnest Money to Escrow Agent, and after so deposited with Escrow Agent, such Initial Earnest Money and Supplemental Earnest Money (collectively, the "Earnest Money") shall become nonrefundable to Purchaser such that if Closing does not occur for any reason other than Seller's failure, refusal, or inability to perform its obligations on the Closing Date in accordance with the terms of this Agreement (in which event the Earnest Money shall be promptly remitted to Purchaser), the Earnest Money shall be remitted to Seller.

   (iii) If Purchaser notifies Seller that it disapproves the results of its Due Diligence Review, but such notice indicates such disapproval is based upon specific matters that Purchaser believes are correctable by Seller and the form of correction that

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would be acceptable to Purchaser, Seller may, at Seller's sole option and within ten (10) days after receipt of Purchaser's disapproval notice, elect to correct such specific matters in the manner requested by Purchaser at Seller's sole cost and expense, or to refuse to correct such matters. If Seller elects, in writing, to correct all such matters in the form acceptable to Purchaser, Purchaser shall be deemed to have approved the results of its Due Diligence Review as of the date of Purchaser's receipt of Seller's written election, and then Purchaser shall proceed in accordance with Paragraph 12(f)(ii), above.

   (iv) Seller agrees to cooperate, at no cost to Seller, with Purchaser and/or its agents, consultants, and contractors in performing such tests, studies, assessments, and investigations as Purchaser determines necessary in connection with its Due Diligence Review of the Property and grants, to the extent necessary, rights to Purchaser and/or its agents, consultants, and contractors to enter onto the Real Property in connection therewith, provided that such agents, consultants and contractors shall each maintain commercial general liability insurance in an amount equal to or greater than $1,000,000 per occurrence and in the aggregate.

13.   SELLER'S CONDITIONS TO CLOSING.

The obligation of Seller to convey the Property to Purchaser shall be subject to the satisfaction by Purchaser or the waiver by Seller of the following conditions:

(a) Purchaser's Representations and Warranties. Purchaser's representations and warranties set forth herein shall be true at and as of the- Closing Date.

(b) Purchaser's Performance. Purchaser shall have performed all of its obligations hereunder which are required to be performed as of the Closing Date (including, without limitation, delivery of the LM/Emeritus Note to Escrow Agent with the instructions described in this Agreement).

14.   INDEMNIFICATION BY SELLER.

Subject to the limitations set forth in Paragraph 16, Seller shall indemnify, defend and hold Purchaser harmless from and against:

(a) Obligations Existing as of Closing Date. Any and all obligations relating to Seller's ownership of the Property which exist as of the Closing Date, except to the extent that such obligations relate to a breach by Seller of a representation, warranty or covenant set forth in this Agreement, in which case Seller's obligation to indemnity, defend and hold harmless Purchaser shall be as set forth in Paragraph 14(b). For purposes of this Paragraph 14(a), an obligation shall be deemed to "exist" as of the Closing Date if it relates to events which occurred prior to the Closing Date even if it is not asserted until after the Closing Date.

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(b) Breach of Representations and Warranties. Any and all damage, loss, or liability resulting from any material breach of any representation, warranty or covenant made by Seller in this Agreement or nonfulfillment of any agreement on the part of Seller under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished to Purchaser hereunder;

(c) Fees and Expenses. Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses, including, but not limited to, reasonable attorneys' fees, incident to any of the foregoing.

15.   INDEMNIFICATION BY PURCHASER.

Subject to the limitations set forth in Paragraph 16, Purchaser shall indemnify, defend and hold Seller harmless from and against:

(a) Obligations Accruing After the Closing Date. Any and all obligations relating to the ownership of the Property accruing on or after the Closing Date;

(b) Breach of Representations and Warranties. Any and all damage, loss or liability resulting from a material breach of any representation, warranty or covenant of Purchaser in this Agreement or nonfulfillment of any agreement on the part of Purchaser under this Agreement (including any failure to repair or restore the Real Property after any physical testing undertaken pursuant to Paragraph 12(in accordance therewith) damage or any or from any misrepresentation in or omission from any certificate furnished or to be furnished to Seller hereunder; and

(c) Fees and Expenses. Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses, including, but not limited to, reasonable attorneys' fees, incident to any of the foregoing.

16.   TERMINATION.

(a) Termination by Parties. This Agreement may be terminated and the transaction contemplated herein abandoned at any time prior to Closing:

   (i) By mutual agreement of the parties;

   (ii) By Seller, if any of the conditions set forth in Paragraph 13 shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifically provided for the performance thereof (as the same may be extended) through no fault of Seller and the same shall not have been waived by Seller;

   (iii) By Purchaser, if any of the conditions set forth in Paragraph 12 shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifically provided for the performance thereof (as the same may be extended) through no fault of Purchaser and the same shall not have been waived by Purchaser;

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   (iv) By either Seller or Purchaser in the event of a material breach by the other party of its obligations hereunder; or

   (v) If the Closing has not occurred on or before August 15,1999.

(b) Material Damage or Destruction. In the event that prior to the Closing Date, a material portion of the Real Property shall have been damaged or destroyed or shall have been taken or condemned by any public or quasi-public authority under the power of eminent domain, Purchaser shall have the right to terminate this Agreement on written notice to Seller which notice must be delivered within ten
(10) days after Purchaser receives notice of such damage, destruction or condemnation. In the event Purchaser fails to exercise its termination rights hereunder, then it shall be conclusively deemed to have waived said right and Seller shall assign to Purchaser all of its rights to any insurance proceeds or condemnation award and all claims in the connection therewith. In the event Purchaser exercises its termination rights hereunder, the parties shall have no further rights or obligations hereunder other than Purchaser's right to the return of its Earnest Money.

(c) Notice. Neither party to this Agreement may claim termination or pursue any other remedy referred to in Paragraph 16(a) above, on account of a breach of a condition, covenant or warranty by the other, without first giving such other party notice of such breach and not less than ten (10) days within which to cure such breach. The Closing Date shall be postponed, if necessary, to afford such opportunity to cure.

(d) Seller's Liquidated Damages. In the event of the termination of this Agreement by Seller as a result of a material breach by Purchaser of its obligations hereunder, Seller's sole remedy shall be to terminate this Agreement and to retain the Initial Earnest Money, and if deposited with Escrow Agent, the Additional Earnest Money as full and complete liquidated damages, the parties acknowledging and agreeing that the amount of damages which Seller may incur as a result of such termination may be difficult to ascertain and that the amount of such Earnest Money is a reasonable and fair estimate thereof, after which the parties shall have no further rights or obligations hereunder.

(e) Purchaser's Remedies. In the event of the termination of this Agreement by Purchaser as a result of a material breach by Seller of its obligations hereunder, Purchaser shall have the right either to (i) terminate this Agreement and receive a full refund of its Earnest Money, after which neither party shall have any further rights or obligations hereunder (other than the indemnification obligations pursuant to Paragraph 12(f), above) or (ii) seek specific performance of Seller's obligations hereunder or and/or direct (but not incidental or consequential) damages for Seller's breach of its obligations hereunder. In the event of the termination of this Agreement by Purchaser as a result of a failure of any of the Purchaser's conditions as set forth in Paragraph 12, above, Purchaser shall be entitled to a full refund of its any Earnest Money deposited with Escrow Agent.

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17.   BROKER.

Neither party has been represented by a broker or finder in connection with the purchase and sale contemplated by this Agreement and each party agrees to indemnify the other party against any claim for any commission made by any broker or finder allegedly employed by it.

18.   NOTICES.

Any notice, approval, consent, waiver, request, or other communication to be given by any party hereunder shall be in writing and shall be sent by: (a) United States Postal Service, registered or certified mail, return receipt requested, with postage prepaid; (b) nationally recognized overnight courier service guaranteeing overnight delivery; or (c) facsimile transmission (if confirmed orally or in writing by mail as aforesaid), to the following address:

   To Seller:              LM Chelmsford Assisted Living, LLC
                           c/o LMP Retirement Properties, Inc.
                           10 Post Offce Square
                           Boston, MA 02109
                           Attn: Eric Sheffels
                           Telephone No.: (617) 422-7032
                           Facsimile No.: (617) 422-7001

   With copies to:         Goodwin Proctor & Hoar LLP
                           Exchange Place
                           Boston, MA 02109
                           Attention: Elizabeth McDermott, Esq.
                           Telephone No.: (617) 570-1611
                           Facsimile No.: (617) 227-8591

   and                     Lerner & Holmes LLP
                           265 Franklin Street
                           Boston, MA 02110
                           Attn: Daniel Holmes, Esq.
                           Telephone No.: (617) 443-9470
                           Facsimile No.: (617) 443-9471

   To Purchaser:           Emeritus Corporation
                           3131 Elliot Avenue, Suite 500
                           Seattle, Washington 98121
                           Attention: President
                           Telephone No.: (206) 298-2909
                           Facsimile No.: (206) 301-4500

   With a copy to:         Graham & James LLP/Riddell WilliamsP.S.
                           1001 Fourth Avenue Plaza, Suite 4500

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                           Seattle, Washington 98154-1065
                           Attention: Suzanne M. Larsen. Esq.
                           Telephone No.: (206) 389-1659
                           Facsimile No.: (206) 389-1708

Notice shall be deemed given: (a) three (3) business days after deposit with the United States Postal Service; (b) on the next business day if sent by nationally recognized overnight courier; and (c) on receipt if sent by facsimile and received at or before 4:30 p.m. local time (and confirmed orally or by mail as aforesaid).

19.   ENTIRE AGREEMENT/AMENDMENT AND MODIFICATION.

This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, discussions, writings and agreements between them including without limitation, all prior letters of intent, but specifically excluding the LM/Emeritus Note and the Lease.

20.   ASSIGNMENT.

Purchaser shall have the right to assign its rights and delegate its obligations hereunder, without the prior written consent of Seller, to an affiliate of Purchaser. In the event of any such assignment, all of the references to Purchaser herein shall be deemed to be references to Purchaser's assignee, the representations set forth in Paragraph 8 shall be revised accordingly and the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against said assignee. Purchaser shall also have the right, on notice to Seller, to assign its rights hereunder to a financing institution or REIT in connection with its financing of the transaction provided for herein, it being understood and agreed that in the event of such an assignment to a financing institution or REIT, the only right which the financing institution or REIT will assume is Purchaser's right to take title to the Property and the only obligation which the REIT will assume is Purchaser's obligation to pay the Purchase Price in accordance with the terms hereof and that, in any event, Purchaser shall not be relieved of any of its obligations hereunder in the event of such an assignment to a REIT. Purchaser shall not otherwise assign its rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed.

21.   WAIVER.

The waiver by any party of any breach of any of the provisions of this Agreement shall not constitute a continuing waiver or a waiver of any subsequent breach of any provision of this Agreement.

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22.   INCORPORATION BY REFERENCE.

Each recital set forth and exhibit referenced in this Agreement is incorporated and becomes an integral part of this Agreement.

23.   CAPTIONS.

The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

24.   SURVIVAL.

The provisions of this Agreement shall survive the Closing for a period of twelve (12) months from the Execution Date. Purchaser agrees that other than providing notice to Seller (which notice shall toll such twelve month period, but such tolling shall only apply to the claim which is the subject of such notice), Purchaser shall not proceed against Seller with respect to any claim unless Purchaser shall have first made such claim against any applicable and outstanding warranty or guaranty or against any title insurance (to the extent appropriate) and Purchaser has proceeded in good faith to maximize such claim but coverage for such claim has been denied or is inadequate to fully cover such claim. In no event shall the aggregate liability of Seller to Purchaser with respect to any representation or warranty indemnification obligation under this Agreement exceed Two Hundred Thousand and No/100 Dollars ($200,000.00).

25.   ATTORNEYS' FEES.

If any litigation or other proceedings are commenced between parties to this Agreement regarding the rights and duties of any party pursuant to, related to or arising from this Agreement, then the prevailing party with respect to the litigation or other proceedings, shall be entitled, in addition to the relief granted, a reasonable sum for attorneys' fees and costs of the litigation or other proceedings.

26.   GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

27.   SEVERABILITY.

Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

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28.   COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

29.   TIME OF THE ESSENCE, DATES.

Time is of the essence. If this Agreement calls for, or establishes, a day or date on which an event occurs, or by which an action must be taken, and such day or date falls on a Saturday, Sunday or legal holiday (defined to be any day on which the United States Postal Service does not deliver regular mail), such day or date shall be, for the purposes of this Agreement, the next day thereafter that is not a Saturday, Sunday or legal holiday.

30.   AUTOMATIC TERMINATION OF LEASE

If Closing occurs, the Lease shall be, and shall be deemed to be, automatically terminated as of the Closing Date, with no further action required by any party thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth opposite each party's signature below and the last date of execution shall be deemed the Execution Date as such term is used in this Agreement.

Purchaser:                            EMERITUS CORPORATION,
                                      a Washington Corporation

Dated :     4/23/99                   By: /s/ Kelly J. Price
                                      Its: Chief Financial Officer

Seller:                               LM CHELMSFORD ASSISTED
                                      LIVING, LLC
                                      a Massachusetts limited
                                      liability company

Dated:      2/18/99                   By: /s/ Eric Sheffels




Chicago Title Insurance Company, Escrow Agent under the foregoing Purchase and Sale Agreement, hereby consents to its designation as Escrow Agent, and hereby covenants and agrees to fulfill the obligations of Escrow Agent contained therein.

Escrow Agent:                         Chicago Title Insurance
                                      Company

Dated:      2/28/99                   By: /s/ Shawn Sharda
                                      Its: Escrow Officer

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EXHIBIT A

DESCRIPTION OF REAL PROPERTY

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291 /70131.04
021299/1219/49449.00002